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                                                                       EXHIBIT 8


                              [ENGLISH TRANSLATION]

                    AGREEMENT REGARDING OPERATING CREDIT LINE

     LaSociete Desig, Inc.                   December 22,          2000
---------------------------------         ------------------     -------
       Customer Name                             Date             Year

  9300 Henri Bourassa Blvd., W.
---------------------------------
        Customer Address

         Montreal, Quebec HAS IL5
---------------------------------

Dear Customer:

1. We are pleased to advise that, subject to acceptance by you, we have established an operating credit line (the "Credit Line") in your favor in the amount of $350,000 , subject to the terms of this agreement and any Schedule attached hereto (this "Agreement"). You may utilize the Credit Line at The Bank of Nova Scotia (the "Bank") at its 1002 Sherbrooke, West Montreal, Quebec, Canada Branch from time to time, by way of direct advances, to be deposited to your Account No. __________________, or a replacement account in your name as agreed by us from time to time ( the "Account"), and/or by way of any other availment option authorized under this Agreement.

2. Upon the date of acceptance by you of this Agreement, your obligations to repay your indebtedness and liability:

         (a) in respect of direct advances under all existing operating credit lines and under the Credit Line shall be subject to this Agreement exclusively; and

         (b) in respect of utilizations under any other availment option authorized under this Agreement shall be subject to any applicable agreement(s) referred to in Schedule A ("special Agreement(s)") to which you and the Bank are or may become parties.

3. You acknowledge that the outstanding principal balance by way of direct advances owing to the Bank under existing operating credit lines is $ -0- , as at the close of business on December 21, 2000 which will be adjusted to reflect direct advances and repayment of direct advances under the existing credit lines occurring between that date and the date of acceptance of this Agreement. You acknowledge that the hypothecs or other security interests previously granted to the Bank to secure existing operating credit lines continue to constitute security for indebtedness and liability under the Credit Line.

4.       The Credit Line may be utilized by:

         (a) you notifying the Bank from time to time as to the amounts you wish to borrow by way of direct advances and the Bank crediting such amounts to the Account; and/or

         (b) you authorizing the Bank to ascertain from time to time the position between us in respect to the Account and, if such position is a debit in favor of the Bank or is a credit in favor of you that is less than any minimum credit position for the Account as agreed upon between us from time to time, the Bank is authorized to take a direct advance under the Credit Line, by crediting the Account, to provide cover for such debit position or to place the Account in the appropriate minimum credit position.


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         (c)      you providing the Bank with the documentation required by the
                  Bank from time to time to utilize the Credit Line under any other availment option authorized under this Agreement.

5. You will repay on demand all your indebtedness and liability under the Credit Line and interest and interest on overdue interest under this Agreement and you hereby irrevocably authorize and direct us, while the Credit line is in existence, but the Bank is not as obligated, to apply all amounts standing to your credit, and above any agreed upon minimum credit position, in the Account at the end of each business day to repay your indebtedness and liability under the Credit Line.

6. Amounts may be borrowed, repaid and reborrowed or otherwise utilized or reutilized under the Credit Line from time to time, provided that, upon our periodic review of your financial affairs or upon the occurrence of an event of default, we may refuse to allow you to borrow further by way of direct advances or to otherwise utilize the Credit line and/or we may terminate the Credit Line entirely and demand payment of all your indebtedness and liability under the Credit Line together with interest and interest on overdue interest. A default shall occur if:

         (i) you or any guarantor fail to make when due, either on demand or on a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees commissions or other amounts payable to the Bank or any other lender;

         (ii) you breach any other term or condition contained in this Agreement or in any other agreement to which you and the Bank are parties;

         (iii) any default occurs under any security under this Agreement or in any Special Agreement or under any credit loan or security agreement to which you are a party;

         (iv) any bankruptcy, reorganization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against you and, if instituted against you, are allowed against or consented to by you or are not dismissed or stayed within 60 days after institution;

         (v) a receiver is appointed over any of your property or any judgment or order or any process of any court becomes enforceable against you or any of your property or any creditor takes possession of any of your property;

         (vi) any course of action is undertaken by you or with respect to you which would result in your reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of your assets.

         (vii) any guarantee of indebtedness and liability under the Credit Line is withdrawn, determined to be invalid or otherwise rendered ineffective;

         (viii) any adverse change occurs in the financial condition of yourself or any guarantor of indebtedness and liability under the Credit Line;

         (ix)     any adverse change occurs in the environmental condition of:

                  (a) yourself or any guarantor of indebtedness and liability under the Credit Line; or

                  (b) any of the property, equipment or business activitiot of yourself or any guarantor of indebtedness and liability under the Credit Line;

and you agree that if any default occurs under this Agreement, we may immediately exercise all our rights and remedies under any Special Agreement(s) as if default had occurred under the Special Agreement(s).

In the event where a default arises from the non-fulfillment of an obligation in a prescribed period of time, you shall be considered in default by the mere lapse of time, without the necessity of any notice or demand.


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7.       Upon failure to pay amounts due to the Bank on demand under the Credit
Line, the Bank shall be entitled at your cost to take such steps as may be permitted by law or as provided under this Agreement, any Special Agreement or any other credit, loan or security agreement and as it deems fit to sue for and recover payment for your indebtedness and liability to the Bank including realization of any security held. Upon your default and subject to applicable law, you will pay to us on demand all of our reasonable costs, including, but not limited to, legal fees and expenses (on a solicitor and his own client basis) incurred (i) in collecting the balance due to the Bank under the Credit Line whether or not a legal action is brought against you; and (ii) in protecting the Bank from any loss which the Bank may suffer as a result of your default.

8. All amounts borrowed by way of direct advances will bear interest at the Bank's Prime Lending Rate from time to time plus 1% per annum. (Prime Lending Rate being a variable per annum reference rate of interest as announced and adjusted by the Bank from time to time for loans made by the Bank in Canada in Canadian dollars.) Interest shall be calculated daily for the actual number of days elapsed and be payable monthly and you authorize the Bank, but the Bank is not so obligated, to debit the Account or any other account specified by you monthly in arrears o the 22nd day of each month or if such day is a Saturday, Sunday or a day on which banks are closed for business, on the first subsequent business day with the amount of interest accrued and unpaid by you. Interest on overdue interest amounts shall be calculated at the same rate, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

9. You will provide us with financial and net worth statements and such other information respecting your financial affairs as we may reasonably require from time to time. You will cause any guarantor to provide us with financial and net worth statements and such other information respecting the guarantor's financial affairs as we may reasonably request from time to time.

10.      You agree to:

         (a) obey all applicable laws and requirements of any federal, provincial, or any other governmental authority relating to the environment and the operation of your business activities;

         (b) allow us access at all times to your business premises to monitor and inspect all property and business activities;

         (c) notify us from time to time of any business activity conducted by you which involves the use of handling of hazardous materials of wastes or which increases your environmental liability in any material manner;

         (d) notify us of any proposed change in the use or occupation of your property prior to any change occurring;

         (e) provide us with immediate written notice of any environmental problem and any hazardous materials or substances which have an adverse effect your property, equipment or business activities and with any other environmental information requested by us from time to time;

         (f) conduct all environmental remedial activities which a commercial reasonable person would perform in similar circumstances to meet its environmental responsibilities and if you fail to do so, we may perform such activities; and

         (g) pay for any environmental investigations, assessments or remedial activities with respect to any of your property that may be performed by or for us from time to time.

11. If you notify us of any specified activity or change and provide us with any information pursuant to paragraph 10(c), (d) or (e), or if we receive any environmental information from other sources, we, in our sole discretion, may decide that an adverse change in your environmental condition or any of your property, equipment or business activities has occurred which decision shall constitute, in the absence of manifest error, conclusive


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evidence of the adverse change. Following this decision being made by us, we shall notify you of our decision concerning the adverse change.

12. If we decide or are required to incur expenses in compliance or to verify our compliance with applicable environmental or other regulations, you shall indemnify us in respect of such expenses, which constitute further advances by us to you under this Agreement.

13. The Bank will maintain records of your indebtedness and liability to the Bank under the Credit Line and such records shall evidence such indebtedness and liability. The Bank shall render a monthly statement of account of your indebtedness by way of direct advances under the Credit Line. In the absence of manifest error such statement shall be considered conclusively binding upon you as to your indebtedness and liability to the Bank by way of direct advances under the Credit Line unless you notify the Bank to the contrary with in thirty
(30) days from the date on which the statement was sent to you, provided that any error by the Bank in keeping its records or in the statement shall not effect your obligation to ay or repay your indebtedness and liability under the Credit Line.

14. The terms and conditions of this Agreement including, but not limited to, the annual percentage rate specified in paragraph 8, may be amended at any time by the Bank by mailing or delivering notice in writing of the amendment to you. If the Bank mails the said notice in writing by ordinary mail, it shall be effective from the date of mailing. Please acknowledge acceptance of the terms and conditions of this Agreement by signing and delivering to the Bank a copy hereof.

15. The parties require that this Agreement and all related documents be drawn in English.

         The Bank appreciates this opportunity to be of service to you.

                                                   Yours truly,

                                                   THE BANK OF NOVA SCOTIA
                                                   Per  /s/Authorized Signatory




ACCEPTED this 22nd day of December, 2000

La Societe Desig Inc.
(NAME OF CUSTOMER)

/s/ Authorized Signature
AUTHORIZED SIGNATURE)

/s/Authorized Signature
(AUTHORIZED SIGNATURE)



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                                  SCHEDULE A



This Schedule is part of the Agreement regarding Operating Credit Line dated December 22, 2000 between The Bank of Nova Scotia and La Societe Desig, Inc. (the "Customer").

[  ]     The Credit Line is subject to provisions of a Commitment letter dated
         _______________, ____, as it may be amended from time to time.

                                       OR

[X] The Credit Line is subject to the following additional terms and conditions:

                                AVAILMENT OPTIONS

The Credit Line may also be utilized by way of the following options, provided that the total amount outstanding by way of direct advances and other availment options does not exceed the principal amount of the Credit Line:

[  ]    Bankers' Acceptances in Canadian Dollars in multiples of $100,000
       (subject to a minimum availment amount of $200,000) and having terms of maturity of 30 to 180 days without grace. Availment is subject to completion of Agreement regarding Bankers' Acceptance in a form satisfactory to the Bank.

              Fees: The Bank's Commercial/Corporate/Government Bankers'
                    Acceptance fee (delete whichever is not applicable), plus _____% per annum (subject to revision at any time), subject to a minimum fee of $200.00 per availment, payable at the time of each availment.

[  ]   Commercial Letters of Credit/Letter of Credit Acceptances with expiry dates not to exceed _____ days from date of issuance. Drafts are to be payable at eight and/or up to _____ days sight. Availment is subject to completion of Agreement for Commercial Letter of Credit in a form satisfactory to the Bank.

              Fees: The Bank's Commercial/Corporate/Government Bankers'
                    Acceptance fee (delete whichever is not applicable), plus _____% per annum (subject to revision at any time), subject to a minimum fee of $200.00 per availment, payable at the time of each availment.

[ ] Letters of Guarantee. Each availment is subject to completion of an Application and Agreement for Irrevocable Standby Letter of Credit/Letter of Guarantee in a form satisfactory to the Bank.

              Commission: The applicable commission or commissions charged by the Bank for Letters of Guarantee as agreed between you and the Bank from time to time.

[ ] Standby Letters of Credit. Each availment is subject to completion of an Application and Agreement for Irrevocable Standby Letter of Credit/Letter of Guarantee in a form satisfactory to the Bank.

              Commission: ______% per annum calculated on the issue amount on the basis of a calendar year for the actual number of days elapsed from and including the date of issue to the termination date, subject to the Bank's minimum fee as well as revision at any time, payable upon issuance.

Your obligations to repay your indebtedness and liability under any Agreement regarding Bankers' Acceptance, Agreement for Commercial Letter of Credit Application and Agreement for Irrevocable Standby Letter of Credit/Letter of Guarantee entered into with the Bank will be subject to the terms of those Special Agreements and not this Agreement.

                                    SECURITY

The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Ban, is to be provided prior to any advances or availment being made under the Credit Line:

[ ]      General Assignment of/Hypothec on Book Debts.

[ ] Security under Section 427 of the Bank Act with appropriate insurance coverage assigned/hypothecated to the Bank.


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[ ]      Assignment/Hypothec of insurance over:  Inventory $__________
         Buildings $___________ Equipment & Furniture $____________

[ ]      Security Agreement/Hypothec over all inventories.

[ ] General Security Agreement/Hypothec over all of your property and undertaking.

[ ]      Postponement Agreement covering an amount of $_______________.

[ ]      Assignment of Life Insurance - Face Value $________________

[ ]      Guarantees:

                         Name                                  Amount


[ ]      Collateral Mortgage/Hypothec in the amount of $____________ providing a
         ________ fixed charge over certain lands known as _____________________
         ____________ (prior encumbrances $_______________) with replacement cost fire insurance coverage, loss. If any, payable to the Bank as mortgages.

[ ] Demand Debenture in the principal amount of $_______________ secured by a ________ fixed charge/hypothec over lands known as _____________ ________________________________ (prior encumbrances $________________)
         together with a fixed/floating charge/hypothec over all other assets now or hereafter acquired with replacement cost fire insurance coverage, loss. If any, payable to the Bank as mortgagee/hypothecary creditor.

[X]      Moveable hypothec agreement over the Company's universality of goods.

                                   CONDITIONS

Until all the debts and liabilities under the Credit Line have been discharged in full, the following conditions will apply in respect to the Credit Line.

[X] Direct advances, Bankers' Acceptances, Letter of Credit Acceptances, Letters of Guarantee (delete whichever is not applicable) are not to exceed the "Borrowing Base" which is defied as the aggregate of

       [X] 75% * of good quality accounts receivable (excluding accounts over 90 days, off-sets and inter-company accounts); * 75% Canadian Dollars plus 50% American Dollars.

       [ ]  ___% of inventory;

       less security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security.

            [ ]   Advances against inventory are limited to $_______________.

[ ]      The aggregate of

            [ ]   ______% of good quality accounts receivable (excluding
                  accounts over 90 days, off-sets and intercompany accounts);
            [ ]   _____% of inventory;

         is to provide full cover/ a margin of ____% (delete whichever is not applicable) at all times, over direct advances, Bankers' Acceptances, Letter of Credit Acceptances, Letters of Guarantee (delete which ever is not applicable), security interests or charges held by other parties and specific payables which have or may have priority over the Bank's security.


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         [ ]    The maximum inventory allocation is $_____________.

[X]      Current ratio must exceed 1.50 : 1 at all times.

[ ]      Working capital is to be maintained at all times in excess of $_______.

[ ] Tangible Net Worth (TNW) is to be maintained in excess of $__________ at all times. TNW is defined as the sum of share capital earned and contributed surplus and postponed funds less (i) amounts due from officers/affiliates, (ii) investment in affiliates, and (iii) intangible assets as defined by the Bank.

[X] The ratio of Debt (including deferred taxes) to Tangible Net Worth is not to exceed ________ : 1.

[X] No transfer of property, merger, acquisition. No change in nature of the business which would trigger a default under the agreement.

                                    REPORTING

Until all debts and liabilities under the Credit Lie have been discharged in full, you will provide the Bank with the following:

[X] Annual Financial Statements - audited/prepared* within 90 days of your fiscal year end.

[X] Interim Financial Statements - monthly/quarterly* within 60 days of period end.

[X] Statement of Security/Borrowing Base Calculation* monthly/quarterly* within ____ days of period end.

[X] Non-consolidated financial statements for Central Point Technologies within 90 days of fiscal year end.

[X]      Monthly borrowing base within 20 days of the end of the period.


                                                       ---------------------
                                                       CUSTOMER'S INITIALS


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                                  SCHEDULE B

                            RE: U.S. DOLLAR ADVANCES

To:      THE BANK OF NOVA SCOTIA

1. Subject to the terms of the Agreement dated December 22, 2000 (the "Agreement") between THE BANK OF NOVA SCOTIA (the "Bank") and La Societe Desig, Inc. (the "Customer"), providing for a credit line in favor of the Customer, the credit line may also be utilized by the Customer borrowing, in Canada, U.S. dollars as Base Rate Advances subject to the terms of this Schedule.

2. Each Base Rate Advance shall bear interest at the Ban's Base Rate in Canada from time to time plus 1% per annum. (Base Rate I Canada is a variable par annum reference rate of interest as announced and adjusted by the Bank from time to time for loans made by the Bank in Canada in U.S. dollars.) Interest shall be calculated and payable in the same manner and at the same times as set out in the Agreement but interest computed with reference to Base Rate in Canada shall be calculated o the basis of a 360 day year. Each rate of interest respecting a Base Rate Advance, expressed as an annual rate for purposes of the Interest Act shall be such rate multiplied by 365, or, where the period for which interest is being calculated includes February 29th, 366, and divided by 360.

3. All payments to the Bank with respect to Base Rate Advances shall be made in U.S. dollars and the Customer's obligation to make such payments shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into Canadian dollars except to the extent to which such tender or recovery shall result in the effective receipt by the Bank of the full amount of U.S. dollars so payable or expressed to be payable hereunder and, accordingly, the obligation of the Customer shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Canadian dollars of the amount (if any) by which such effective receipt shall fall short of the full amount of U.S. dollars so payable or expressed to be payable hereunder and shall not be affected by any judgment being obtained for any other sums due hereunder or under the Agreement.

4. The exchange equivalent of U.S. dollars in Canadian dollars shall be determined by the Bank in accordance with its normal practices from time to tome. The aggregate of utilizations outstanding under the credit line in Canadian dollars and in the exchange equivalent in Canadian dollars of U.S. dollar utilizations shall not exceed the Canadian dollar amount of the credit line as stated in the Agreement, any excess outstanding under the credit line resulting therefrom to be repaid upon demand.

5. The Bank and the Customer hereby approve of the terms hereof and same shall constitute a __________________ to the Agreement and all terms of the Agreement of general application shall continue in full force and effect. This Schedule shall replace any existing U.S. Dollar Advances Schedule. [Quebec Only) The parties have requested that this Agreement and all related documents be drawn up in English.

                                                  THE BANK OF NOVA SCOTIA
                                                  Per:  /s/Authorized Signatory

ACCEPTED this 22nd day of December, 2000.
La Societe Desig Inc.
By:      /s/Authorized Signatory
         /s/Authorized Signatory